UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2014

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Option Awards.

On May 7, 2014, the Compensation Committee of the Board of Directors of EnteroMedics Inc. (the “Company”) and the Board of Directors of the Company approved an increase to the annual grant of non-incentive stock options to each non-employee director, effective as of the close of the Annual Meeting of the Company. The increase was determined after consultation with Pearl Meyer & Partners, the Company’s compensation consultant, and will bring the Company’s non-employee director compensation in line with the Company’s peer group as the Company continues the process of obtaining U.S. regulatory approval and commercializing the Company’s Maestro Rechargeable System.

Each non-employee director that continues to serve as a non-employee director will be entitled to receive an annual option grant to purchase 25,000 shares of our common stock each year. Twenty-five percent of these options will vest immediately with the remainder to vest in 36 equal monthly installments following the date of grant. Each such option will have an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market on the date of grant and will have a ten-year term subject to earlier termination in the event of a termination of directorship. The Company will continue to grant these annual stock option awards to the eligible non-employee directors each year at or around the time of the Company’s Annual Meeting of Stockholders.

On May 7, 2014, the Compensation Committee of the Board of Directors approved annual option grants to purchase 25,000 shares of our common stock under our Amended and Restated 2003 Stock Incentive Plan to each of Luke Evnin, Ph.D., Catherine Friedman, Carl Goldfischer, M.D., Bobby I. Griffin, Anthony P. Jansz, Nicholas L. Teti, Jr. and Jon T. Tremmel, effective as of the close of the Annual Meeting of the Company. These options were granted at an exercise price equal to the closing sale price of our common stock on the NASDAQ Stock Market of $1.84 and vest such that twenty-five percent of the options vested immediately with the remainder vesting in 36 equal monthly installments following the date of grant. These options have a ten-year term subject to earlier termination in connection with a termination of directorship.

Management Incentive Plan.

On May 7, 2014, the Compensation Committee established and approved certain objectives under the Company’s Management Incentive Plan, as amended (the “Plan”) for fiscal year 2014, and amended and approved the base and incremental percentages for bonuses. A summary of the Plan was previously attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 12, 2008.

With respect to the corporate performance component, on May 7, 2014, the Compensation Committee established objectives for the “Base Plan” and the “Incremental Plan.” Pursuant to the Plan, if participants achieve the designated “Base Plan” objectives, they will be entitled to receive a bonus equal to a “Base Plan” percentage of their base salary for the year. In addition to the “Base Plan” bonus amount, participants in the Plan are also eligible to receive an additional bonus equal to the designated “Incremental Plan” percentage of their base salary if certain additional “Incremental Plan” objectives are achieved. For example, if 100% of the corporate objectives under the “Base Plan” and “Incremental Plan” are achieved, the CEO would be eligible for a total bonus equal to 50% of his base salary. The table below sets forth the updated bonus percentages that may be paid to participants in the Plan under the “Base Plan” and “Incremental Plan”:

Title	“Base Plan” (bonus as percentage of salary)	“Incremental Plan ” (bonus as percentage of salary)	Maximum Bonus (as percentage of salary)
President and CEO	40%	10%	50%
COO	33%	9%	42%
CFO	32%	8%	40%
Senior VP	32%	8%	40%
VP	28%	7%	35%
Director	20%	5%	25%

The performance objectives under the Plan include individual as well as corporate performance components for all participants except the Chief Executive Officer and Chief Operating Officer, whose bonuses are based entirely on corporate performance objectives. The corporate performance objectives are set for all participating executive officers by the Compensation Committee. The individual performance objectives are set separately and specifically for each participating executive officer by the Chief Executive Officer or the Chief Operating Officer. The individual objectives are weighted against the corporate performance component in determining the bonus as set forth in the table below:

Title	Corporate Objective Weighting	Individual Objective Weighting
President and CEO	100%	0%
COO	100%	0%
CFO	90%	10%
Senior VP	90%	10%
VP	80%	20%
Director	60%	40%

The “Base Plan” corporate performance objectives established by the Compensation Committee for fiscal year 2014 consist of: (i) the achievement of certain milestones related to the Company’s premarket approval process for the Company’s Maestro ReChargeable System with the Food and Drug Administration (“FDA”); (ii) the achievement of certain milestones in 2014 related to the Company’s clinical, regulatory and commercial development; and (iii) the achievement of certain financial objectives. The “Incremental Plan” corporate performance objective for fiscal year 2014 is the achievement of FDA approval by December 31, 2014 and, if achieved, the Compensation Committee may, in its discretion, increase the total bonus award up to 150%. The “Incremental Plan” objectives are designed as an extension of certain “Base Plan” objectives in order to provide additional incentive for achievement. In accordance with the Plan, the Compensation Committee, in its discretion, may determine to award partial or full payment of annual cash incentive compensation in the event that some, but not all, of the “Base Plan” or “Incremental Plan” corporate goals are achieved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Senior Vice President, Chief Financial Officer and Chief Operating Officer

Date: May 13, 2014